                                                                    Exhibit 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE                                  COMPANY CONTACT:
                                                       Stanley J. Musial
                                                       Chief Financial Officer
                                                       (302) 456-6789
                                                       www.sdix.com
                                                       ------------

       STRATEGIC DIAGNOSTICS REPORTS THIRD QUARTER AND NINE MONTH RESULTS
                        AND ANNOUNCES RESIGNATION OF CFO


NEWARK, DEL., NOVEMBER 4, 2004 - STRATEGIC DIAGNOSTICS INC. (NASDAQ: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported financial results for the third quarter and nine months ended September 30, 2004.

Revenues for the third quarter of 2004 decreased 14% to $5.5 million, compared to $6.4 million for the third quarter of 2003. Net income in the third quarter of 2004 was $271,000, or $0.01 per diluted share, compared to net income of $264,000, or $0.01 per diluted share, in the third quarter of 2003. For the nine months ended September 30, 2004, revenues decreased 10% to $17.3 million, versus $19.3 million for the same period in 2003. Net income for the nine months ended September 30, 2004 was $837,000, or $0.04 per diluted share, compared to net income of $810,000, or $0.04 per diluted share, for the same period in the prior year.

Food safety revenues decreased 18% to $1.7 million in the third quarter of 2004 compared to $2.0 million for the same quarter in the prior year, and increased by 5% to $5.2 million for the nine months ended September 30, 2004, compared to $5.0 million for the same period in the prior year.

Food pathogen test sales continued to accelerate, growing 91% during the third quarter of 2004 compared to the third quarter of 2003. This is up from the 46% year-to-year growth rate recorded in the second quarter and brings annualized growth to 60% for the nine months ended September 30, 2004, as compared to the same periods in the prior year. In June 2004, the Company launched its new Listeria test kit, the first new product delivered by the Company's new DesignChek program development process. The Listeria test kit has become the fastest growing product in the Company's food pathogen line of products.

Sales of the Company's products to detect genetically modified (GM) traits, other than StarLink(TM), decreased 27% in the third quarter of 2004 and increased by 11% for the nine months ended September 30, 2004, as compared to the respective same periods in the prior year. The 27% decrease primarily reflects attrition due to changes in customer sample requirements for statistical analysis which reduced order size, in the third quarter of 2004, for these products. The 11% increase primarily reflects, as previously reported, the Company's execution of a sizeable sale associated with new tests for soybean trait detection in the Brazilian market.

Increases in food safety revenues were partially offset by continued reductions in StarLink(TM) test kit sales, which were approximately $857,000 in the first nine months of 2004 compared to $1.3 million in the same period in the prior year. Production of the StarLink(TM) trait was discontinued in 2001, and the Company expects the volume of testing for this trait to diminish at a more rapid rate.

Water quality revenues decreased 16% to $1.4 million for the third quarter of 2004 compared to $1.6 million for the same quarter in the prior year, and decreased by 17% to $4.5 million for the nine months ended September 30, 2004, compared to $5.5 million for the same period in the prior year. This decline relates primarily to sales in the U.S. In Europe, water quality revenues grew

32% in the third quarter of 2004 compared to the third quarter of 2003. Sales in the U.S. reflect an overall slowing in environmental testing and remediation. EPA projects have historically been one of the key drivers of the field test kit business, and current federal spending cuts in the environmental area have negatively impacted the Company's sales. For the nine month period ended September 30, 2004 compared to the same period in the prior year, revenues associated with sales of the Company's Microtox(R) instruments were flat, reflecting ongoing sales where application technology is well established. Revenues associated with sales of the Company's Deltatox(R) instruments were down approximately $115,000 for the nine month period ended September 30, 2004 compared to the same period in the prior year. This decline was primarily due to large one-time sales in 2003 associated with an "Orange" terror alert.

Antibody revenues decreased 9% to $2.5 million for the third quarter of 2004 compared to $2.8 million for the same quarter in the prior year, and decreased by 13% to $7.6 million in the nine months ended September 30, 2004, compared to $8.8 million for the same period in the prior year. This decrease reflects a decline in demand for polyclonal antibody services in the first nine months of 2004 compared to the same period in the prior year. The number of customers has remained constant, but the number of customer projects has dropped from the high levels experienced in the first nine months of 2003. This decrease also reflects the Company's continuing efforts to minimize business that results in low margins, including the discontinuation or reduction of work under three management agreements for monoclonal antibody services. Included in the antibody revenues in the nine months ended September 30, 2004, is $249,000 of revenue associated with the Company's sale of certain "catalog" inventories that were written-off in the fourth quarter of 2003.

Gross profits (total revenues less manufacturing expenses) decreased to $3.1 million in the third quarter of 2004 compared to $3.4 million in the same quarter of 2003, and for the nine months ended September 30, 2004 declined $718,000, or 7%, to $9.8 million as compared to $10.6 million for the same period in the prior year. The decline for both periods reflects the lower revenue levels in the 2004 periods compared to the same periods in 2003.

Gross margin percentages increased to 55% in the third quarter 2004 as compared to 53% for the same quarter in 2003, and increased to 57% for the nine months ended September 30, 2004, as compared to 55% for the same period of 2003. The increase in gross margin percentages for both the third quarter and nine months ended September 30, 2004 is primarily the result of the reduced manufacturing expenses, as described below, and for the nine month period ended September 30, 2004, is also the result of $249,000 of revenue associated with the Company's sale of certain antibody inventories that were written-off in the fourth quarter of 2003.

Manufacturing expenses decreased $558,000, or 18%, to $2.5 million in the third quarter of 2004 compared to $3.0 million in the same quarter of 2003, and for the nine months ended September 30, 2004 declined $1.3 million, or 15%, to $7.5 million as compared to $8.8 million for the same period in the prior year. The decline for both periods primarily reflects the lower revenue levels in the 2004 periods compared to the same periods in 2003, and the benefit of the Company's ongoing efforts on manufacturing process improvement and supply chain management.

Research and development spending was $610,000 and $1.9 million, or 11% of net revenues, for the third quarter and nine months ended September 30, 2004, respectively, compared to $652,000 and $2.0 million, or 10% of net revenues, for the same respective periods in the prior year.

Selling, general and administrative expenses decreased $152,000 to $2.1 million for the third quarter of 2004 compared to the same quarter in the prior year, and decreased by $482,000 to $6.8 million for the nine months ended September 30, 2004, compared to the same period in the prior year. The decrease for the third quarter of 2004 was due to discipline in controlling expenses. The decline for the nine month period ended September 30, 2004, was due to a $315,000 provision, included in the prior year period, for severance and related expenses associated with the Company's termination of its former CEO in May 2003, and the Company's recovery, during the 2004 period, of a $100,000 receivable it had written-off in 2001.

Pre-tax income totaled $352,000 and $1.2 million for the three month and nine month periods ended September 30, 2004, respectively, compared to pre-tax income of $442,000 and $1.3 million for the same respective periods in the prior year.

Commenting on the results, Matthew H. Knight, the Company's President and CEO, stated: "We continue to work through a restructuring of the Company. We are rationalizing our product lines, rebuilding our sales and marketing organizations, and re-engineering our manufacturing processes to support growth across key product lines. Despite the current reduction in sales volume we are getting good traction in several market segments, generating more profit per revenue dollar, and continuing to position SDI as a technology and solutions leader in industrial bio-testing and custom antibody production."

In other news, the Company announced that Stanley Musial, Chief Financial Officer and Vice President, will resign at the end of 2004 to pursue other opportunities. Commenting on the resignation, Mr. Knight stated, "I would like to sincerely thank Stan for his many contributions to SDI. During his tenure, Stan has ensured that our financial systems are operated with integrity and accuracy, and has been an invaluable business partner and member of the management team. We wish him well in his future endeavors." SDI has initiated a search for a new chief financial officer.


CONFERENCE CALL
A conference call to review third quarter results is scheduled for 11:00 a.m. Eastern-time today. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company's website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 2:00 p.m. Eastern-time on November 4 through 11:59 p.m. on November 5. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 1628 and conference ID 120694.

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek(TM), Trait Chek(TM), GMO QuickChek(TM), and GMO Chek(TM) are pending trademarks for SDI.


This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

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                   STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share and per share data)
                                  (unaudited)

                                                                                   SEPTEMBER   December
                                                                                      30,         31,
--------------------------------------------------------------------------------------------------------
                                                                                     2004        2003
--------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
   Cash and cash equivalents                                                       $   7,444  $   5,158
   Receivables, net                                                                    3,629      3,795
   Inventories                                                                         3,113      3,230
   Deferred tax asset                                                                    965      1,336
   Other current assets                                                                  463        502
--------------------------------------------------------------------------------------------------------
     Total current assets                                                             15,614     14,021
--------------------------------------------------------------------------------------------------------

Property and equipment, net                                                            3,593      3,947
Other assets                                                                               3          3
Deferred tax asset                                                                     8,385      8,347
Intangible assets, net                                                                 6,838      6,957
--------------------------------------------------------------------------------------------------------
     Total assets                                                                  $  34,433  $  33,275
========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                                $     711  $     788
   Accrued expenses                                                                    1,638      1,342
   Current portion of long term debt                                                     321        211
--------------------------------------------------------------------------------------------------------
     Total current liabilities                                                         2,670      2,341
--------------------------------------------------------------------------------------------------------

Long-term debt                                                                           825        983
--------------------------------------------------------------------------------------------------------

Stockholders' Equity:
   Preferred stock, $.01 par value, 20,920,648 shares authorized,
     no shares issued or outstanding                                                       -          -
   Common stock, $.01 par value, 35,000,000 shares authorized,
     19,252,465 and 19,200,488 issued and outstanding
     at September 30, 2004 and December 31, 2003, respectively                           192        192
   Additional paid-in capital                                                         36,267     36,140
   Accumulated deficit                                                                (5,425)    (6,262)
   Deferred compensation                                                                (178)      (192)
   Cumulative translation adjustments                                                     82         73
--------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                       30,938     29,951
--------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                    $  34,433  $  33,275
========================================================================================================


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                    STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)
                                  (unaudited)

                                                        THREE MONTHS                 NINE MONTHS
                                                     ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
--------------------------------------------------------------------------    -------------------------
                                                     2004            2003          2004        2003
--------------------------------------------------------------------------    -------------------------
   NET REVENUES:
------------------------------------------------------------  ------------    ------------  -----------
     Product related                            $     5,546   $     6,414     $    17,316   $   19,196
     Contract and other                                   -             2               -          117
------------------------------------------------------------  ------------    ------------  -----------
        Total net revenues                            5,546         6,416          17,316       19,313
------------------------------------------------------------  ------------    ------------  -----------
   OPERATING EXPENSES:
     Manufacturing                                    2,487         3,045           7,483        8,762
     Research and development                           610           652           1,908        1,986
     Selling, general and administrative              2,114         2,266           6,786        7,268
------------------------------------------------------------  ------------    ------------  -----------
        Total operating expenses                      5,211         5,963          16,177       18,016
------------------------------------------------------------  ------------    ------------  -----------

        Operating income                                335           453           1,139        1,297

   Interest income (expense), net                        17           (11)             31          (34)
------------------------------------------------------------  ------------    ------------  -----------

   Income before taxes                                  352           442           1,170        1,263

        Income tax expense                               81           178             333          453
------------------------------------------------------------  ------------    ------------  -----------

   Net income                                           271           264             837          810
------------------------------------------------------------  ------------    ------------  -----------

   Basic net income per share                   $      0.01   $      0.01     $      0.04   $     0.04
============================================================  ============    ============  ===========


   Shares used in computing basic
     net income per share                        19,250,000    18,989,000      19,241,000   18,957,000
============================================================  ============    ============  ===========

   Diluted net income per share                 $      0.01   $      0.01     $      0.04   $     0.04
============================================================  ============    ============  ===========

Shares used in computing diluted
     net income per share                        19,432,000    19,541,000      19,606,000   19,526,000
============================================================  ============    ============  ===========